Exhibit 4

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13D filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of the Ordinary Shares of B.O.S. Better Online Solutions LTD. (the “Company”), certain debt convertible into Ordinary Shares of the Company, certain warrants to purchase Ordinary Shares of the Company, certain options to purchase Ordinary Shares of the Company and such other securities of the Company that the undersigned may acquire or dispose of from time to time. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Telegraph Hill Capital Fund I, LLC

By: Telegraph Hill Capital, LLC
Its Managing Member

By: Telegraph Hill Group, LLC
Its Manager

By:	/s/ Luis Gutierrez Roy
Luis Gutierrez Roy, Managing Director

Telegraph Hill Capital, LLC

By: Telegraph Hill Group, LLC
Its Manager

By:	/s/ Luis Gutierrez Roy
Luis Gutierrez Roy, Managing Director

Telegraph Hill Group, LLC

By:	/s/ Luis Gutierrez Roy
Luis Gutierrez Roy, Managing Director

/s/ Clarence V. Wesley
Clarence V. Wesley

/s/ Luis Gutierrez Roy
Luis Gutierrez Roy